OPTON HANDLER GOTTLIEB FEILER & KATZ LLP
Attorneys at Law
52 Vanderbilt Avenue
New York, New York 10017-3808

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

     Re:  DHB Capital Group, Inc.
          Registration Statement Form SB-2 and
               Post-Effective Amendment No. 4 to
               Registration Statement on Form SB-2 #33-59764

Dear Sirs:

In connection with the above referenced Registration Statement filed by DHB Capital Croup, Inc., a Delaware Corporation (the "Company") with the Securities and Exchange Commission (the "Commission", relating to the issuance of a maximum of 2,129,700 shares of Common Stock of the Company, par value $0.001 per share, (the "Common Stock") in connection with one or more business acquisitions and which may be resold by the recipients thereof, and 50,000 shares are to be sold by the Selling Shareholders.

We have reviewed the Certificate of Incorporation and By-Laws of the Company, as amended, records of certain of the Company's corporate proceedings as reflected in the Company's minute books and have examined such authorities and statutes as we have deemed relevant to the opinions set forth hereinafter.

Based upon the forgoing, it is our opinion that:

The shares of Common Stock presently issued and outstanding and the shares to be issued in connection with one or more business acquisitions will be, when issued in accordance with the terms and conditions set forth in the Prospectus constituting a part of the Registration Statement, legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus which forms a part thereof, as well as under the heading "Legal Matters" in the Prospectus which forms a part of the Post-Effective Amendment.


OPTON HANDLER GOTTLIEB FEILER & KATZ LLP

By: /s/ Peter Landau
--------------------
Peter Landau